UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Hardware Village Joint Venture Agreement
On May 9, 2012, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, acquired an office building containing 198,565 rentable square feet located on approximately 9.0 acres of land in Salt Lake City, Utah (“Gateway Tech Center”). At acquisition, a portion of the land at Gateway Tech Center was designated as multi-use with the potential for development.
On August 26, 2016, the Company, through an indirect wholly owned subsidiary, (the “Managing Member”), and an unaffiliated developer (the “Developer Member”), entered into an agreement (the “Agreement”) to form a joint venture (the “Joint Venture”). The Joint Venture was formed to participate in the development and subsequent operation of a two building multi-family apartment complex consisting of approximately 466 units, or 422,585 rentable square feet, located on the developable land at Gateway Tech Center. The total projected cost of the development is approximately $111.7 million.
The Company owns a 99.24% equity interest in the Joint Venture. The Joint Venture intends to fund the development with capital contributions from its members and with proceeds from a construction loan. The Joint Venture is currently negotiating the terms of the construction loan. The Company funded its initial capital contribution to the Joint Venture by contributing a portion of the developable land at Gateway Tech Center valued, pursuant to the Agreement, at $13.5 million and pre-closing development expenses in the amount of $4.6 million. Under the Agreement, the Company may be required to contribute up to an additional $20.7 million of cash to the Joint Venture. The Managing Member shall direct, manage and control the day to day business of the Joint Venture but shall not enter into any major decisions involving the business of the Joint Venture without the Developer Member’s consent. Income, losses, distributions of cash flow from operations and sale or refinancing are allocated among the members of the Joint Venture pursuant to the Agreement.
The term of the Agreement will continue until December 31, 2066 or until dissolution of the Joint Venture pursuant to the provisions of the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: September 1, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer